Exhibit (g)(5)

[FMR CO. LETTERHEAD]

July 14, 1999

The Bank of New York
90 Washington Street
New York, New York 10286
Attn: Mayra Adonnino

 Re: Amendment to the Fee Schedule to Custodian Agreement Dated as of December 1, 1994, Between the Bank of New York and Each of the Fidelity Funds Listed on Appendix "A" Attached Thereto

Dear Madams and Sirs:

Pursuant to Article VI of the Custodian Agreement, dated as of December 1, 1994, between the Bank of New York (the "Custodian") and each of the Fidelity Funds listed on Appendix A attached thereto (each a "Fund" and collectively the "Funds") (the "Custodian Agreement"), and to Section 1 of the Letter Agreement dated as of May 12, 1998 setting forth the fee schedule to the Custodian Agreement (the "Fee Schedule", enclosed), the parties to the Custodian Agreement hereby agree to amend the Fee Schedule as follows:

 1. Effective July 1, 1999, the charge of $7.00 for purchases and sales by a Fidelity "fund of funds" of shares of another Fidelity Fund, which previously applied to the Fidelity Freedom Funds, should also apply to Fidelity Four-In-One Index Fund and to any other fund identified by the Fidelity Funds as a "fund of funds".

2. Effective April 1, 1999, the transaction fee for transactions between Fidelity Funds in connection with a merger of such funds shall be $5.00 regardless of the type of security involved.

This letter shall be governed by and construed in accordance with the terms and provisions of the Custodian Agreement.

If you are in agreement with the foregoing, please countersign this letter and return it to the undersigned.

        Each of the Fidelity Funds
        Listed on Schedule "A" to the
        Custodian Agreement, on Behalf
        Of Each of Their Respective
        Portfolios
        By: /s/Richard A. Silver
            Richard A. Silver
            Chief Financial Officer and
            Treasurer of the Fidelity Funds

Accepted and agreed to
As of the date hereof:

By:/s/Stephen E. Grunston
   Stephen E. Grunston
   Vice President